Exhibit 10.2

TAX MATTERS AGREEMENT

DATED AS OF [•], 2013

BY AND AMONG

PENN NATIONAL GAMING, INC.

AND

GAMING AND LEISURE PROPERTIES, INC.

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT, dated as of [•], 2013 (this “Agreement”), is by and between Penn National Gaming, Inc., a Pennsylvania corporation (“Penn”), and Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”).  Each of Penn and GLPI is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Penn is engaged, directly and indirectly, in the Penn Business and the GLPI Business;

WHEREAS, the board of directors of Penn has determined that it is in the best interests of Penn to create and distribute the stock of a new publicly traded company which shall operate the GLPI Business, and such distribution is motivated, in substantial part, by the purpose of facilitating strategic expansion opportunities for the property ownership and development business of Penn by providing GLPI with the ability to (i) pursue transactions with gaming operators that compete with Penn that would not pursue transactions with Penn, (ii) diversify into different businesses in which Penn, as a practical matter, could not diversify, (iii) pursue certain transactions that Penn otherwise would be disadvantaged by or precluded from pursuing due to regulatory constraints, and (iv) fund acquisitions with its equity on significantly more favorable terms than those that would be available to Penn;

WHEREAS, Penn and GLPI have entered into the Separation Agreement, dated as of [•], 2013 (the “Separation Agreement”), pursuant to which (i) Penn will, and will cause its Subsidiaries to, transfer the GLPI Assets to GLPI and its Subsidiaries in actual or constructive exchange for (a) the assumption by GLPI and certain of its Subsidiaries of the GLPI Liabilities, (b) the issuance by GLPI to Penn of shares of the common stock, par value one one-hundredth of one dollar ($0.01) per share, of GLPI (the “GLPI Common Stock”), and (c) the distribution by GLPI, directly or indirectly, to Penn of the proceeds of GLPI debt issued to one or more banks pursuant to the Financing Arrangements (the “Debt Proceeds”, such distribution, the “GLPI Cash Payment” and, the transactions described in this clause (i), together with certain related transactions, the “Reorganization”); (ii) Penn will use the Debt Proceeds to repay historic third-party indebtedness (the “Debt Repayment”); and (iii) Penn will distribute all of the issued and outstanding shares of GLPI Common Stock to the holders of the issued and outstanding shares, par value one one-hundredth of one dollar ($0.01) per share, of Penn (“Penn Common Stock”) and the holders of Series C Convertible Preferred Stock (the “Spin-Off”) and Peter M. Carlino will receive additional shares of GLPI Common Stock in exchange for shares of Penn Common Stock that he will transfer to Penn immediately prior to the Spin-Off (together with the Spin-Off, the “Distribution”);

WHEREAS, prior to consummation of the Reorganization and the Distribution, Penn was the common parent corporation of an affiliated group of corporations, including GLPI, within the meaning of Section 1504 of the Code;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, certain steps of the Transactions (as defined below) shall qualify as tax-free transactions pursuant to Sections 332, 355, 361(c), 368(a) and related provisions of the Code; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             General.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01(b).

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Benefited Party” has the meaning set forth in Section 4.01(b).

“Closing Date” means the date on which the Distribution is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means (i) for U.S. federal Income Tax purposes, the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return, or (ii) for state, local or foreign income Tax purposes, the common parent (or the equivalent thereof) of a Tax Group.

“Counsel” means Wachtell, Lipton, Rosen & Katz.

“CRC” means CRC Holdings, Inc., a Florida corporation.

“Debt Proceeds” has the meaning set forth in the recitals to this Agreement.

“Debt Repayment” has the meaning set forth in the recitals to this Agreement.

“Disqualifying Action” means a Penn Disqualifying Action or a GLPI Disqualifying Action.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Tax Opinion” means the opinions of Counsel and Special Tax Advisor with respect to certain Tax aspects of the Distribution.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties or additions to Tax.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in or contemplated by the Transaction Documents or that is undertaken pursuant to the Transactions.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Section 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Financing Arrangements” has the meaning set forth in the Separation Agreement.

“First Contribution” means the contribution (as part of the Reorganization) by CRC to GLPI of any GLPI Asset held directly by CRC in actual or constructive exchange for (i) the assumption by GLPI of any GLPI Liabilities from CRC, (ii) the issuance of shares of GLPI Common Stock to CRC, and (iii) the distribution by GLPI to CRC of a portion of the Debt Proceeds.

“GLPI” has the meaning set forth in the preamble to this Agreement.

“GLPI Active Business” and “GLPI Active Businesses” means the business of operating and owning the gaming, restaurant, and retail aspects of the Hollywood Casino Baton Rouge and the business of operating and owning the Hollywood Casino Perryville.

“GLPI Business” has the meaning set forth in the Separation Agreement.

“GLPI Cash Payment” has the meaning set forth in the recitals to this Agreement.

“GLPI Common Stock” has the meaning set forth in the recitals to this Agreement.

“GLPI Disqualifying Action” means (i) any action (or the failure to take any action) within its control by GLPI or any GLPI Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) within the control of GLPI or any GLPI entity after the Effective Time involving the capital stock of GLPI, any assets of GLPI or any assets of any GLPI Entity, or (iii) any breach by GLPI or any GLPI Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, causes or is reasonably expected to cause the Tax-Free Status of the Transactions to be lost; provided, however, that the term “GLPI Disqualifying Action” shall not include any action described in or contemplated by the Transaction Documents or that is undertaken pursuant to the Transactions, in each case, to the extent such action does not constitute a breach by GLPI or any GLPI Entity of any representation, warranty or covenant made by them in the Transaction Documents.

“GLPI Entity” means any Subsidiary of GLPI immediately after the Effective Time.

“GLPI Group” means, individually or collectively, as applicable, GLPI and any GLPI Entity.

“GLPI Indemnified Parties” has the meaning set forth in the Separation Agreement.

“GLPI Taxes” means, without duplication, (i) any Taxes attributable solely to, or arising solely with respect to, assets or activities of the GLPI Business (excluding (x) any Transaction Taxes, (y) any Mixed Business Income Taxes, and (z) any Taxes to the extent payable by Penn pursuant to Section 2.01(a)), (ii) any Taxes attributable to a GLPI Disqualifying Action, and (iii) any Mixed Business Income Taxes for the post-closing portion of a Straddle Period in respect of a Mixed Business Income Tax Return governed by Section 2.02(a)(ii).  For the avoidance of doubt, GLPI Taxes shall not include any Taxes attributable to a Penn Disqualifying Action.

“Group” means the Penn Group or the GLPI Group, or both, as the context requires.

“Income Tax Return” means any Tax Return in respect of Income Taxes.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to:  (i) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i).

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 7.01.

“Information Request” has the meaning set forth in Section 7.01.

“Internal Distribution” means, taken together, (i) the distribution by CRC to PNH of (a) all the outstanding shares of GLPI Common Stock and (b) a portion of the Debt Proceeds, and (ii) the distribution by PNH to Penn of (a) all the outstanding shares of GLPI Common Stock and (b) a portion of the Debt Proceeds; in each case, as part of the Reorganization.

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” means the U.S. federal income Tax ruling letter, and any supplements thereto, issued to Penn by the IRS in connection with the Transactions.

“IRS Ruling Request” means the letter filed by Penn with the IRS on June 28, 2011, requesting rulings from the IRS regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter, including any letter submitted to the IRS in connection with the IRS Ruling Request after the issuance of the IRS Ruling.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Mixed Business Income Tax Return” means any Income Tax Return (other than a Penn Consolidated Return), including any consolidated, combined or unitary Income Tax Return, that reflects or reports Income Taxes that relate to at least one asset or activity that is part of the Penn Business, on the one hand, and at least one asset or activity that is part of the GLPI Business, on the other hand.

“Mixed Business Income Taxes” means any U.S. federal, state or local, or foreign Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Business Non-Income Tax Return” means any Non-Income Tax Return that reflects or reports Non-Income Taxes that relate to at least one asset or activity that is part of the Penn Business, on the one hand, and at least one asset or activity that is part of the GLPI Business, on the other hand.

“Non-Income Tax Return” means any Tax Return in respect of Non-Income Taxes.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Penn” has the meaning set forth in the preamble to this Agreement.

“Penn Business” has the meaning set forth in the Separation Agreement.

“Penn Common Stock” has the meaning set forth in the recitals to this Agreement.

“Penn Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Penn as the Common Parent.

“Penn Disqualifying Action” means (i) any action (or the failure to take any action) within its control by Penn or any Penn Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) within the control of Penn or any Penn entity involving the capital stock of Penn, any assets of Penn or any assets of any Penn Entity, or (iii) any breach by Penn or any Penn Entity of any representation, warranty or covenant made by them in this Agreement, in each case, that causes or is reasonably expected to cause the Tax-Free Status of the Transactions to be lost; provided, however, the term “Penn Disqualifying Action” shall not include any action described in or contemplated by the Transaction Documents or that is undertaken pursuant to the Transactions, in each case, to the extent such action does not constitute a breach by Penn or any Penn Entity of any representation, warranty or covenant made by them in the Transaction Documents.

“Penn Entity” means any Subsidiary of Penn immediately after the Effective Time.

“Penn Group” means, individually or collectively, as the case may be, Penn and any Penn Entity.

“Penn Indemnified Parties” has the meaning set forth in the Separation Agreement.

“Penn Taxes” means any Taxes of Penn or any Subsidiary (or former Subsidiary) of Penn for any Pre-Closing Period; provided, however, “Penn Taxes” shall not include any GLPI Taxes.

“Person” has the meaning set forth in the Separation Agreement.

“PNH” means Penn National Holdings, LLC, a Delaware limited liability company.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Preparing Party” has the meaning set forth in Section 2.04(b).

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated under Section 355(e), to enter into a transaction or series of transactions), whether such transaction is supported by GLPI management or shareholders, is a hostile acquisition, or otherwise, as a result of which GLPI would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from GLPI and/or one or more holders of outstanding shares of GLPI capital stock, as the case may be, a number of shares of GLPI capital stock that would, when combined with any other direct or indirect changes in ownership of GLPI capital stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (i) the value of all outstanding shares of stock of GLPI as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of GLPI as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by GLPI of a shareholder rights plan or (y) issuances by GLPI that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition, and the application thereof, is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Protective Section 336(e) Election” has the meaning set forth in Section 6.04.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Restriction Period” has the meaning set forth in Section 6.02(b).

“Reviewing Party” has the meaning set forth in Section 2.04(b).

“Second Contribution” means the contribution (as part of the Reorganization) by Penn to GLPI of all of the GLPI Assets held directly by Penn in actual or constructive exchange for (i) the assumption by GLPI of GLPI Liabilities of Penn, (ii) the issuance by GLPI to Penn of shares of GLPI Common Stock, and (iii) a portion of the GLPI Cash Payment.

“Section 6.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separation Agreement” has the meaning set forth in the recitals.

“Single Business Income Tax Return” means any Income Tax Return, including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating to the Penn Business, on the one hand, or the GLPI Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Single Business Non-Income Tax Return” means any Non-Income Tax Return, including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating to the Penn Business, on the one hand, or the GLPI Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Single Business Tax Return” means any Single Business Income Tax Return or Single Business Non-Income Tax Return.

“Special Tax Advisor” means KPMG LLP.

“Spin-Off” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, escheat, and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, any other losses, deductions, credits or other comparable items, and asset basis, that could affect a Tax liability for a past or future taxable period.

“Tax-Free Status of the Transactions” means the tax-free treatment accorded to certain of the Transactions as set forth in the IRS Ruling and the Distribution Tax Opinion.

“Tax Group” means any U.S. federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Materials” means (i) the IRS Ruling, (ii) the Distribution Tax Opinion, (iii) each submission to the IRS in connection with the IRS Ruling, including the IRS Ruling Request, (iv) the representation letter from Penn and GLPI addressed to Counsel and Special Tax Advisor supporting the Distribution Tax Opinion, (v) the representation letter from Peter M. Carlino, addressed to Counsel and Special Tax Advisor supporting the Distribution Tax Opinion, and (vi) any other materials delivered or deliverable by Penn or GLPI in connection with the rendering by Counsel and Special Tax Advisor of the Distribution Tax Opinion and the issuance by the IRS of the IRS Ruling.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Package” means all relevant Tax-related information relating to the operations of the Penn Business or the GLPI Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Documents” has the meaning set forth in the Separation Agreement.

“Transaction Taxes” means any Taxes imposed on or by reason of the Transactions, other than any such Taxes caused by a Disqualifying Action.  For the avoidance of doubt, Transaction Taxes include Taxes by reason of deferred intercompany transactions triggered by the Transactions.

“Transactions” means the Reorganization (including the First Contribution, the Internal Distribution, the Second Contribution, and certain related transactions), the Debt Repayment, the Distribution and the other transactions contemplated by the Transaction Documents.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed with respect to the Transactions.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to Penn, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“U.S.” means the United States of America.

Section 1.02                             Additional Definitions.  Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01                             Penn Consolidated Returns.

(a)                                 General.  Penn shall prepare and file all Penn Consolidated Returns for a Pre-Closing Period or a Straddle Period, shall pay all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Returns.

(b)                                 Extraordinary Transactions.  Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by GLPI or any GLPI Entity on the Closing Date after the Effective Time as occurring on the day after the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.  Penn shall not make a ratable election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign Law.

Section 2.02                             Mixed Business Tax Returns.

(a)                                 Mixed Business Income Tax Returns.

(i)                                     Penn shall prepare and file (or cause a Penn Entity to prepare and file) any Mixed Business Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Penn or a Penn Entity and shall pay, or cause such Penn Entity to pay, all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Return.

(ii)                                  Penn shall prepare (or cause a Penn Entity to prepare), and GLPI shall file (or cause a GLPI Entity to file), any Mixed Business Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by GLPI or a GLPI Entity and GLPI shall pay, or cause such GLPI Entity to pay, all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Return; provided that (x) in the case of a Tax Return for a Pre-Closing Period, Penn shall reimburse GLPI for all such Taxes and GLPI shall reimburse Penn for all such Refunds, as the case may be and (y) in the case of a Tax Return for a Straddle Period, Penn shall reimburse GLPI or GLPI shall reimburse Penn, as applicable, for the amount of Tax or Refund, as applicable, that would have been shown as due and payable if such Straddle Period had ended on the Closing

Date, determined in the manner set forth in Section 2.05 (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date).

(b)                                 Mixed Business Non-Income Tax Returns.  Penn shall prepare and file (or cause a Penn Entity to prepare and file) any Mixed Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Penn or a Penn Entity and shall pay, or cause such Penn Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that GLPI shall reimburse Penn for any such Taxes that are GLPI Taxes.  GLPI shall prepare and file (or cause a GLPI Entity to prepare and file) any Mixed Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by GLPI or a GLPI Entity and shall pay, or cause such GLPI Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Penn shall reimburse GLPI for any such Taxes that are Penn Taxes.

Section 2.03                             Single Business Tax Returns.  Penn shall prepare and file (or cause a Penn Entity to prepare and file) any Single Business Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Penn or a Penn Entity and shall pay, or cause such Penn Entity to pay, all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Return; provided that GLPI shall reimburse Penn for any such Taxes that are GLPI Taxes and Penn shall reimburse GLPI for any such Refunds of GLPI Taxes.  GLPI shall prepare and file (or cause a GLPI Entity to prepare and file) any Single Business Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by GLPI or a GLPI Entity and shall pay, or cause such GLPI Entity to pay, all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Return; provided that Penn shall reimburse GLPI for any such Taxes that are Penn Taxes and GLPI shall reimburse Penn for any such Refunds of Penn Taxes.

Section 2.04                             Tax Return Procedures.

(a)                                 Procedures Relating to Penn Consolidated Returns and Mixed Business Income Tax Returns.

(i)                                     In connection with the preparation of any Tax Return pursuant to Sections 2.01 or 2.02(a)(i) or (ii), GLPI will assist and cooperate with Penn by preparing and providing to Penn pro forma Tax Returns for GLPI and any GLPI Entity to be included in such Penn Consolidated Return or equivalent financial data to be used in the preparation of a Mixed Business Income Tax Return, as applicable.  Pro forma Tax Returns shall be prepared in accordance with Past Practice, unless otherwise required by Law or agreed to in writing by Penn.  At its option, Penn may engage an accounting firm of its choice to review the pro forma Tax Return, supporting documentation, and statements submitted by GLPI and in connection therewith, shall determine whether such Tax Return was prepared in accordance with Past Practice.  Prior to engaging such accounting firm, Penn shall provide the suggested scope for such accounting review to GLPI for review and discussion.  All costs and expenses associated with such review will be borne by GLPI upon receipt of invoices detailing the work performed by such accounting firm.

(ii)                                  Penn shall prepare all Penn Consolidated Returns and any Mixed Business Income Tax Returns consistent with Past Practice unless otherwise required by Law or agreed to in writing by GLPI.  In the event that Past Practice is not applicable to a particular item or matter, Penn shall determine the reporting of such item or matter provided that such reporting is more likely than not to be sustained and provided further that Penn and GLPI shall agree as to the reporting of any such item or matter which is not more likely than not to be sustained.  Penn shall deliver to GLPI for its review a draft of such Penn Consolidated Return or Mixed Business Income Tax Return (or to the extent practicable the portion of such Tax Return that relates to GLPI Taxes).  The Parties shall negotiate in good faith to resolve all disputed issues.

(b)                                 Procedures Relating to Mixed Business Non-Income Tax Returns and Single Business Tax Returns.  The Party that is required to prepare and file any Tax Return pursuant to Sections 2.02(b) or 2.03 (the “Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Reviewing Party under Sections 2.02(b) or 2.03.  The Parties shall negotiate in good faith to resolve all disputed issues.

Section 2.05                             Straddle Period Tax Allocation.  For U.S. federal income Tax purposes, the taxable year of GLPI and each GLPI Entity that was a member of the affiliated group of corporations of which Penn was the Common Parent shall end as of the close of the Closing Date.  Penn and GLPI shall take all actions necessary or appropriate to close the taxable year of GLPI and each GLPI Entity for all other Tax purposes as of the close of the Closing Date to the extent required by applicable Law.  If applicable Law does not require GLPI or a GLPI Entity, as the case may be, to close its taxable year on the Closing Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Closing Date shall be made by means of a closing of the books and records of GLPI or such GLPI Entity as of the close of the Closing Date; provided that (i) exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion, and (ii) property Taxes or other Non-Income Taxes that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions shall be allocated to the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such portion.

Section 2.06                             Timing of Payments.  All Taxes required to be paid or caused to be paid pursuant to this Article II by either Penn or a Penn Entity or GLPI or a GLPI Entity, as the case may be, to an applicable Taxing Authority or by Penn or GLPI to the other Party, pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a payment to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section 2.07                             Expenses.  Except as provided in Section 2.04(a) in respect of the pro forma Tax Returns submitted by GLPI or Section 8.01(b) in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.08                             Coordination with Article IV.  This Article II shall not apply to any amended Tax Returns, such amended Tax Returns being governed by Article IV.

ARTICLE III

INDEMNIFICATION

Section 3.01                             Indemnification by Penn.  Penn shall pay, and shall indemnify and hold the GLPI Indemnified Parties harmless from and against, without duplication, (a) all Penn Taxes, (b) all Taxes incurred by GLPI or any GLPI Entity by reason of the incorrectness or breach by Penn of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.02                             Indemnification by GLPI.  GLPI shall pay, and shall indemnify and hold the Penn Indemnified Parties harmless from and against, without duplication, (a) all GLPI Taxes, (b) all Taxes incurred by Penn or any Penn Entity by reason of the incorrectness or breach by GLPI of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.03                             Characterization of and Adjustments to Payments.

(a)                                 For all Tax purposes, other than for purposes of Section 355(g) in accordance with the IRS Ruling, Penn and GLPI agree to treat or cause to be treated (i) any payment required by this Agreement (other than any payment of interest accruing after the Closing Date) as either a contribution by Penn to GLPI or a distribution by GLPI to Penn, as the case may be, occurring immediately prior to the Closing Date and (ii) any payment of non-federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

(b)                                 Any indemnity payment under this Article III shall be increased to take into account any inclusion in income of the Indemnified Party (or an Affiliate thereof) arising from the receipt of such relevant indemnity payment and shall be decreased to take into account any reduction in income of the Indemnified Party (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item.  For purposes of this Section 3.03(b), any inclusion or reduction, as applicable, shall be determined (i) using the highest marginal rates in effect at the time of the determination, and (ii) assuming the Indemnified Party will be liable for such Taxes at such rate and has no Tax Attributes at the time of the determination.

Section 3.04                             Timing of Indemnity Payments.  Indemnity payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party as such liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnity payment.

Section 3.05                             Mitigation of Losses.  GLPI shall use its best efforts to mitigate any Taxes for which Penn is liable pursuant to Section 3.01 to the extent such Taxes are (a) Transaction Taxes or (b) other Taxes imposed on or by reason of the Transactions or the failure of the Transactions to qualify for the Tax-Free Status of the Transactions.

ARTICLE IV

REFUNDS, CARRYBACKS, AMENDMENTS AND TAX ATTRIBUTES

Section 4.01                             Refunds.

(a)                                 Except as provided in Section 4.02, Penn shall be entitled to all Refunds of Taxes for which Penn is responsible pursuant to Article III, and GLPI shall be entitled to all Refunds of Taxes for which GLPI is responsible pursuant to Article III.  A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b)                                 In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article III which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to Article III (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case, plus interest at the rate set forth in Section 6621(a)(1) on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c)                                  Notwithstanding Section 4.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d)                                 To the extent that the amount of any Refund under this Section 4.01 or Section 4.02(b), as applicable, is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 or Section 4.02(b), as applicable, and an appropriate adjusting payment shall be made.

Section 4.02                             Carrybacks.

(a)                                 The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b)                                 (i)  Subject to Section 4.02(c) and (d), in the event that any member of the GLPI Group realizes any loss, credit or other Tax Attribute in a Post-Closing Period of such member, such member may elect to carry back such loss, credit or other Tax Attribute to a Pre-Closing Period or Straddle Period of Penn.  Penn shall cooperate with GLPI and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at GLPI’s cost and expense; provided, that Penn shall not be required to seek such Refund and GLPI and such member shall not be permitted to seek such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely impact Penn (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case without the prior written consent of Penn, which consent shall not be unreasonably withheld or delayed.  GLPI (or such member) shall be entitled to any Refund realized by any member of the Penn Group or the GLPI Group resulting from such carryback.

(ii)  Subject to Section 4.02(c) and (d), in the event that any member of the Penn Group realizes any loss, credit or other Tax Attribute in a Post-Closing Period of such member, such member may elect to carry back such loss, credit or other Tax Attribute to a Pre-Closing Period or Straddle Period of such member.  GLPI shall cooperate with Penn and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at Penn’s cost and expense; provided, that GLPI shall not be required to seek such Refund and Penn and such member shall not be permitted to seek such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely impact GLPI (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case without the prior written consent of GLPI, which consent shall not be unreasonably withheld or delayed.  Penn (or such member) shall be entitled to any Refund realized by any member of the GLPI Group or the Penn Group resulting from such carryback.

(c)                                  Except as otherwise provided by applicable Law, if any loss, credit or other Tax Attribute of the Penn Business and the GLPI Business both would be eligible to be carried back or carried forward to the same Pre-Closing Period (had such carryback been the only carryback to such taxable period), any Refund resulting therefrom shall be allocated between Penn and GLPI proportionately based on the relative amounts of the Refunds to which the Penn Business and the GLPI Business, respectively, would have been entitled had such carryback been the only carryback to such taxable period.

(d)                                 To the extent the amount of any Refund under this Section 4.02 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.02.

Section 4.03                             Amended Tax Returns.

(a)                                 Penn Consolidated Returns.  Penn shall, in its sole discretion, be permitted to amend any Penn Consolidated Return for a Pre-Closing Period or a Straddle Period; provided, however, that unless otherwise required by a Final Determination, Penn shall not amend any such Penn Consolidated Return to the extent that any such amendment (i) would reasonably be expected to materially adversely impact GLPI (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) or (ii) is inconsistent with Past Practice, in each case without the prior written consent of GLPI, which consent shall not be unreasonably withheld or delayed.

(b)                                 Mixed Business Income Tax Returns.  Penn shall, in its sole discretion, be permitted to amend, or to cause GLPI or any GLPI Entity to amend (and GLPI shall, if Penn so chooses, amend or cause the applicable GLPI Entity to amend), any Mixed Business Income Tax Returns for a Pre-Closing Period or a Straddle Period; provided, however, that unless otherwise required by a Final Determination, Penn shall not be permitted to so amend any such Mixed Business Income Tax Return to the extent that any such amendment (i) would reasonably be expected to materially adversely impact GLPI (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) in a Post-Closing Period or (ii) is inconsistent with Past Practice, in each case without the prior written consent of GLPI, which consent shall not be unreasonably withheld or delayed.

(c)                                  Mixed Business Non-Income Tax Returns and Single Business Tax Returns.  Each of Penn or GLPI, as the case may be, shall, in its sole discretion, be permitted to amend (or cause or permit to be amended) any Mixed Business Non-Income Tax Return or Single Business Tax Return; provided, however, that if any Party wishes to amend any such Tax Return for which the other Party may be liable for Taxes pursuant to this Agreement, then, unless otherwise required by a Final Determination, Penn or GLPI, as the case may be, shall not be permitted to so amend (or cause or permit to be amended) any such Mixed Business Non-Income Tax Return or Single Business Tax Return, as the case may be, to the extent that any such amendment (i) would reasonably be expected to materially adversely impact the other Party (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) or (ii) is inconsistent with Past Practice, in each case without the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

Section 4.04                             Tax Attributes.

(a)                                 Tax Attributes arising in a Pre-Closing Period shall be allocated to the Penn Group and the GLPI Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Laws).  Penn and GLPI shall jointly determine the allocation of such Tax Attributes arising in Pre-Closing Periods as soon as reasonably practicable following the Closing Date, and hereby agree to compute all Taxes for Post-Closing Periods consistently with that determination unless otherwise required by a Final Determination.

(b)                                 To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.04(a).

Section 4.05                             Treatment of Deductions Associated with Equity-Related Compensation.

(a)                                 Solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Section 5.2 of the Employee Matters Agreement shall be entitled to claim any Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

(b)                                 If, by reason of a subsequent Final Determination as to the treatment of any Tax deduction related to the equity awards and other incentive compensation referred to in Section 4.05(a) above, a Taxing Authority determines that (i) GLPI or a member of the GLPI Group is entitled to a deduction to which Penn or a member of the Penn Group is entitled pursuant to Section 4.05(a), then GLPI shall, and shall cause the GLPI Group to, pay the amount of any Tax benefits that result therefrom within ten (10) days of the date on which such Tax benefits are realized or (ii) Penn or a member of the Penn Group is entitled to a deduction to which GLPI or a member of the GLPI Group is entitled pursuant to Section 4.05(a), then Penn shall, and shall cause the Penn Group to, pay the amount of any Tax benefits that result therefrom within ten (10) days of the date on which such Tax benefits are realized.

ARTICLE V

TAX PROCEEDINGS

Section 5.01                             Notification of Tax Proceedings.  Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding.  The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 5.02                             Statute of Limitations.  Any extension of the statute of limitations for any Taxes or a Tax Return for any Pre-Closing Period or a Straddle Period shall be made by the Party required to file such Tax Return or pay such Taxes to a Taxing Authority; provided that to the extent such Taxes or Tax Return may result in an indemnity payment pursuant to this Agreement by the Party other than the filing Party, the Indemnifying Party may, in its reasonable discretion, require that the filing Party extent the applicable statute of limitations for such period as determined by the Indemnifying Party.

Section 5.03                             Tax Proceeding Procedures Generally.  Except as provided in Section 5.04, the Indemnifying Party shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding for which the Indemnifying Party is responsible pursuant to Article III and any such defense shall be made diligently and in good faith; provided, that the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to observe all proceedings with respect to such Tax Proceeding; provided further, that if such Adjustment (or any actions proposed to be taken with respect thereto) would reasonably be expected to give rise to Taxes of the Indemnified Party in an amount of $5 million or more (other than Taxes for which the Indemnifying Party is responsible under Article III), determined on an annual basis, then, unless waived by the Parties in writing, the Indemnifying Party shall (a) prepare all correspondence or filings to be submitted to any Taxing Authority or judicial authority in a manner consistent with the Tax Return which is the subject of such Adjustment as filed and timely provide the Indemnified Party with copies of any such correspondence or filings for the Indemnified Party’s prior review and consent, which consent shall not be unreasonably withheld, (b) provide the Indemnified Party with written notice reasonably in advance of, and the Indemnified Party shall have the right to attend and participate in, any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority with respect to such Adjustment, (c) not enter into any settlement with any Taxing Authority with respect to such Adjustment without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld and (d) not contest such Adjustment before a judicial authority unless (i) such Adjustment would reasonably be expected to give rise to Taxes payable by the Indemnifying Party in an amount of $10 million or more or (ii) the Indemnifying Party has received an opinion of a nationally recognized law firm that it is more likely than not to prevail on the merits.

Section 5.04                             Tax Proceedings in Respect of Transaction Taxes and Disqualifying Actions.

(a)                                 Penn and GLPI shall be entitled to jointly contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to (i) any Transaction Taxes and (ii) any Taxes attributable to a GLPI Disqualifying Action with respect to which Penn notifies GLPI that it intends to seek indemnification pursuant to Section 3.02 hereof.

(b)                                 Penn shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Penn Disqualifying Action and shall defend such Tax Proceeding diligently and in good faith; provided, that unless waived by the Parties in writing, Penn shall (i) keep GLPI informed in a timely manner of all actions taken or proposed to be taken by Penn, (ii) provide copies of all correspondence or filings to be submitted to any Taxing Authority or judicial authority to GLPI for its prior review and consent, which consent shall not be unreasonably withheld, and (iii) provide GLPI with written notice reasonably in advance of, and GLPI shall have the right to attend, any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority.

ARTICLE VI

TAX-FREE STATUS OF THE DISTRIBUTION

Section 6.01                             Representations and Warranties.

(a)                                 GLPI.  GLPI hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, to the extent descriptive of the GLPI Group (including the business purposes for the Internal Distribution and the Distribution described in the IRS Ruling Request and the other Tax Materials to the extent that they relate to the GLPI Group and the plans, proposals, intentions and policies of the GLPI Group), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(b)                                 Penn.  Penn hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Tax Materials to GLPI and (ii) the facts presented and the representations made therein, to the extent descriptive of the Penn Group (including the business purposes for the Internal Distribution and the Distribution described in the IRS Ruling Request and the other Tax Materials to the extent that they relate to the Penn Group and the plans, proposals, intentions and policies of the Penn Group), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(c)                                  No Contrary Knowledge.  Each of Penn and GLPI represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Transactions to be other than the Tax-Free Status of the Transactions.

(d)                                 No Contrary Plan.  Each of Penn and GLPI represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 6.02                             Restrictions Relating to the Internal Distribution and the Distribution.

(a)                                 General.  Neither Penn nor GLPI shall, nor shall Penn or GLPI permit, any Penn Entity or any GLPI Entity, respectively, to take or fail to take, as applicable, any action that constitutes a Disqualifying Action described in the definitions of Penn Disqualifying Action and GLPI Disqualifying Action, respectively.

(b)                                 Restrictions.  Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), GLPI:

(i)                                     shall continue and cause to be continued the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations) of the GLPI Active Businesses, taking into account Section 355(b)(3) of the Code;

(ii)                                  shall not voluntarily dissolve or liquidate (including any action that is a liquidation for federal income tax purposes);

(iii)                               shall not (1) enter into any Proposed Acquisition Transaction or, to the extent GLPI has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48 and Revenue Procedure 2013-32), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account any other transactions described in this Section 6.02(b)(iii)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in GLPI or otherwise jeopardize the Tax-Free Status of the Transactions; and

(iv)                              shall not, and shall not permit any other member of the GLPI Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 30% of the consolidated gross assets of GLPI or the GLPI Group.  The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income Tax purposes, or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of GLPI or any member of the GLPI Group.  The percentages of gross assets or consolidated gross assets of GLPI or the GLPI Group sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of GLPI and the members of the GLPI Group as of the Closing Date.  For purposes of this Section 6.02(b)(iv), a merger of GLPI or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of GLPI shall constitute a disposition of all of the assets of GLPI or such Subsidiary; provided, however that in the event GLP Capital, L.P. ceases to be disregarded as an entity separate from its owner, GLPI, for U.S. federal income tax purposes, for purposes of this Section 6.02(b)(iv), references to GLPI shall also refer to GLP Capital, L.P., and any wholly owned Subsidiary of GLP Capital, L.P. shall be treated as a wholly owned Subsidiary of GLPI.

(c)                                  Notwithstanding the restrictions imposed by Section 6.02(b), during the Restriction Period, GLPI may proceed with any of the actions or transactions described therein, if (i) GLPI shall first have requested Penn to obtain a supplemental ruling in accordance with Section 6.03(a) to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions and Penn shall have received such a supplemental ruling in form and substance reasonably satisfactory to it, (ii) GLPI shall have provided to Penn an Unqualified Tax Opinion in form and substance reasonably satisfactory to Penn, or (iii) Penn shall have waived in writing the requirement to obtain such ruling or opinion.  In determining whether a ruling or opinion is satisfactory, Penn shall exercise its discretion, in good faith, solely to preserve the Tax-Free Status of the Transactions and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits.

(d)                                 Certain Issuances of Capital Stock.  If GLPI proposes to enter into any Section 6.02(d) Acquisition Transaction or, to the extent GLPI has the right to prohibit any Section 6.02(d) Acquisition Transaction, proposes to permit any Section 6.02(d) Acquisition Transaction to occur, in each case, during the Restriction Period, GLPI shall provide Penn, no later than ten (10) days following the signing of any written agreement with respect to any Section 6.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of GLPI capital stock to be issued in such transaction).

(e)                                  Tax Reporting.  Each of Penn and GLPI covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Income Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

Section 6.03                             Procedures Regarding Opinions and Rulings.

(a)                                 If GLPI notifies Penn that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Penn shall cooperate with GLPI and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a supplemental ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting GLPI to take the Notified Action unless Penn shall have waived the requirement to obtain such ruling or opinion.  If such a ruling is to be sought, Penn shall apply for such ruling and Penn and GLPI shall jointly control the process of obtaining such ruling.  In no event shall Penn be required to file any ruling request under this Section 6.03(a) unless GLPI represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the GLPI Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete.  GLPI shall reimburse Penn for all reasonable costs and expenses incurred by the Penn Group in obtaining a ruling or Unqualified Tax Opinion requested by GLPI within ten (10) days after receiving an invoice from Penn therefor.

(b)                                 Penn shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If Penn determines to obtain such ruling or opinion, GLPI shall (and shall cause each GLPI Entity to) cooperate with Penn and take any and all actions reasonably requested by Penn in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided, that GLPI shall not be required to make (or cause a GLPI Entity to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events over which it has no control.  In connection with obtaining such ruling, Penn shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling.  Penn and GLPI shall each bear its own costs and expenses in obtaining a ruling or Unqualified Tax Opinion requested by Penn.

(c)                                  Except as provided in Sections 6.03(a) and (b), following the Effective Time, neither GLPI nor any GLPI Affiliate shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions).

Section 6.04                             336(e) Election.  The Parties agree that (i) Penn and GLPI shall enter into a written, binding agreement and (ii) Penn shall timely make a protective election under Section 336(e) of the Code (and any similar provision of any U.S. state or local jurisdiction) and Treasury Regulation Section 1.336-2(j) (a “Protective Section 336(e) Election”) with respect to the Distribution, in each case, in accordance with Treasury Regulation Section 1.336-2(h).  Penn shall timely file such forms as may be contemplated by applicable Tax law or administrative practice to effect such Protective Section 336(e) Election.  To the extent, pursuant to a Final Determination, the Distribution constitutes a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), the Parties shall not and shall not permit any of their respective Subsidiaries to, take any position for Tax purposes inconsistent with the relevant Protective Section 336(e) Election, except as may be required pursuant to a Final Determination.  For the avoidance of doubt, in the event that (x) Section 336(e) applies to the Distribution and (y) neither Section 355(c) nor Section 361(c) applies to the Internal Distribution, Penn shall be permitted to make an election under Treasury Regulation Section 1.1502-13(f)(5)(ii) in accordance with Treasury Regulation Section 1.1502-13(f)(5)(ii)(E) and specifying Treasury Regulation Section 1.1502-13(f)(5)(ii)(C) as the basis for relief.

ARTICLE VII

COOPERATION

Section 7.01                             General Cooperation.  The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”).  Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(a)                                 the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b)                                 the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(c)                                  the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(d)                                 the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 7.02                             Retention of Records.  Penn and GLPI shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents.  A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents.  The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

MISCELLANEOUS

Section 8.01                             Dispute Resolution.

(a)                                 In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall agree as to whether such dispute shall be governed by the procedures set forth in Section 8.01(b) of this Agreement or in Article VII of the Separation Agreement.  If the Parties cannot agree as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article VII of the Separation Agreement.

(b)                                 With respect to any dispute governed by this Section 8.01(b), the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute.  In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Penn and GLPI and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only.  The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties.  The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Penn and its Subsidiaries, except as otherwise required by applicable Law.  The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

Section 8.02                             Tax Sharing Agreements.  All Tax sharing, indemnification and similar agreements, written or unwritten, as between Penn or a Penn Entity, on the one hand, and GLPI or a GLPI Entity, on the other (other than this Agreement or any other Transaction Document), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of Penn or a Penn Entity, or GLPI or a GLPI Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.03                             Interest on Late Payments.  With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to 9%.

Section 8.04                             Survival of Covenants.  Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms, provided, however that the representations and warranties and all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided further, that in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 8.05                             Termination.  Notwithstanding any provision to the contrary, this Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of Penn without the prior approval of any Person, including GLPI.  In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

Section 8.06                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the

Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.07                             Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.08                             Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that Penn may assign (a) any or all of its rights and obligations under this Agreement to any of its Affiliates and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release Penn from any liability or obligation under this Agreement nor change any of the steps in the Plan of Reorganization (as such term is defined in the Separation Agreement).  Except as provided in Article III with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09                             Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 8.10                             Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement.  No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.11                             Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Penn and GLPI have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.12                             Counterparts.  This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.13                             Coordination with the Employee Matters Agreement.  To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.14                             Effective Date.  This Agreement shall become effective only upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PENN NATIONAL GAMING, INC.

By
Name:
Title:

GAMING AND LEISURE PROPERTIES, INC.

By
Name:
Title:

[Signature Page to Tax Matters Agreement]